EXHIBIT 3.23

ARTICLES OF INCORPORATION

OF

RS ACQUISITION CORPORATION

(Now known as ROANOKE ELECTRIC STEEL CORPORATION)(5)

Article I—Name and Principal Office:

RS Acquisition Corporation *

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Article II—Registered Office and Agent:

Keith Busse

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Article III—Authorized Shares:

Number of share the Corporation is authorized to issue:  1000

Article IV—Incorporators:

Anne E. Simerman

215 E. Berry Street

Fort Wayne, IN 46802

(5)  The Corporation’s name was changed to Roanoke Electric Steel Corporation pursuant to Articles of Amendment filed April 12, 2006.